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                                                                     Exhibit 4.2

                                 FIRST AMENDMENT
                                       TO
                         POOLING AND SERVICING AGREEMENT

                             NovaStar Series 2001-2

          THIS FIRST AMENDMENT TO POOLING AND SERVICING AGREEMENT (this "First Amendment"), dated as of October 25, 2001, is made by and among NOVASTAR MORTGAGE FUNDING CORPORATION, as the company (the "Company"), NOVASTAR MORTGAGE, INC., as the servicer (the "Servicer") and as the seller (the "Seller"), FIRST UNION NATIONAL BANK, as the certificate administrator (the "Certificate Administrator") and CITIBANK, N.A., as the trustee (the "Trustee").

                                   WITNESSETH

          WHEREAS, the parties hereto are parties to the Pooling and Servicing Agreement, dated as of September 1, 2001 (the "Original Agreement");

          WHEREAS, the parties hereto now desire to enter into this First Amendment to amend the Original Agreement (the Original Agreement, as amended by this First Amendment, is referred to herein as the "Agreement");

          WHEREAS, the parties hereto wish to amend the Original Agreement to correct and supplement a provision of the Original Agreement and require the Trustee and the Certificate Administrator to promptly distribute income and gains realized from investment of funds held in the Pre-Funding Account to the Certificateholders, rather than accumulating such income and gains in the Interest Coverage Account; and

          WHEREAS, pursuant to Section 12.01 of the Original Agreement, this First Amendment to the Original Agreement may be made if it (i) does not adversely affect in any respect the interests of any Certificateholder, (ii) would not result in the imposition of a tax on any REMIC or cause any REMIC to fail to qualify as a REMIC, and (iii) is adopted in accordance with the terms of the Original Agreement;

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1.   Definitions. All capitalized terms used herein and not otherwise
          -----------
defined herein shall have the meaning given to each such term in the Original Agreement.

     2.   Amendment of Section 4.06. Section 4.06(c) of the Original Agreement
          -------------------------
is hereby amended by deleting "(i)" therein and inserting in place thereof "(A)", deleting "(ii)" therein and inserting in place thereof "(B)", and inserting in the fifth line thereof after the words "equal to" the following:

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         the greater of (i) the income and gain realized from investments in the
         Pre-Funding Account and deposited in the Interest Coverage Account since the prior Distribution Date or (ii)

The complete amended paragraph (c) of Section 4.06 is attached hereto as Appendix A.

     3.  Representations and Warranties.  The Company, the Seller and the
         ------------------------------
Servicer represent and warrant to the Trustee, for the benefit of the Certificateholders, and to the Certificate Administrator that this First
Amendment:

               (a) does not adversely affect in any respect the interests of any Certificateholder;

               (b) will not result in the imposition of a tax on any REMIC or cause any REMIC to fail to qualify as a REMIC; and

               (c)   has been adopted in accordance with the terms of Section
     12.01 of the Original Agreement.

     4.  Delivery of Opinion.  The Company, the Seller and the Servicer will
         -------------------
deliver to the Trustee, for the benefit of the Certificateholders, and to the Certificate Administrator, an opinion of counsel as contemplated by Section
12.01 of the Original Agreement (the "Opinion of Counsel").

     5.  Governing Law.  THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE
         -------------
WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     6.  Counterparts.  This First Amendment may be executed in any number of
         ------------
counterparts, each of which when so executed shall be deemed an original all of which taken together shall constitute one agreement. Any party hereto may execute this First Amendment by signing any such counterpart.

     7.  Ratification and Confirmation. Except as specifically amended above,
         -----------------------------
all of the terms and conditions and covenants of the Original Agreement (as amended by the First Amendment) are hereby ratified and confirmed and shall remain unaltered and in full force and effect and shall be binding upon the parties hereto and thereto in all respects. The Original Agreement and this First Amendment shall be read, taken and combined as one and the same instrument.

     8.  Effective Time.  This First Amendment shall become effective on the
         --------------
date set forth above.

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          IN WITNESS WHEREOF, the Company, the Servicer, the Seller, the
Certificate Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

                            NOVASTAR MORTGAGE FUNDING CORPORATION,
                            as Company


                            By: /s/ Kelly Meinders
                                ------------------------------------------------
                                Name:  Kelly Meinders
                                Title: Vice President


                            NOVASTAR MORTGAGE, INC.,
                            as Servicer and as Seller


                            By: /s/ Kelly Meinders
                                ------------------------------------------------
                                Name:  Kelly Meinders
                                Title: Vice President


                            FIRST UNION NATIONAL BANK,
                            as Certificate Administrator


                            By: /s/ Robert Ashbaugh
                                ------------------------------------------------
                                Name:  Robert Ashbaugh
                                Title: Vice President


                            CITIBANK, N.A.,
                            as Trustee


                            By: /s/ Kristen Driscoll
                                ------------------------------------------------
                                Name:  Kristen Driscoll
                                Title: Assistant Vice President

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                                   APPENDIX A

                           Section 4.06(c) as amended
                           --------------------------

          (c) On each Distribution Date during the Funding Period and on the Distribution Date immediately following the end of the Funding Period, the Certificate Administrator shall withdraw from the Interest Coverage Account, to the extent funds are available therefore, and deposit in the Payment Account an amount, as provided in the related Determination Date Report, equal to the greater of (i) the income and gain realized from investments in the Pre-Funding Account and deposited in the Interest Coverage Account since the prior Distribution Date or (ii) the difference between (A) the sum of the REMIC Monthly Interest Distributable Amounts for each of the Class A Certificates and the Mezzanine Certificates for such Distribution Date, and (B) the Interest Remittance Amount for such Distributable Date (excluding the amount of interest included pursuant to clause (vi) of the definition of REMIC Available Funds), but not less than zero. Such withdrawal and deposit shall be treated as a contribution of cash by the Company to REMIC 1 on the date thereof.

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